Exhibit 15.1

January 30, 2006

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan of our report dated November 2, 2005 relating to the unaudited condensed consolidated interim financial statements of Sun Microsystems, Inc. that are included in its Form 10-Q for the quarter ended September 25, 2005.

Very truly yours,

/s/ Ernst & Young LLP